UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                          TRANSMEDIA ASIA PACIFIC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89376P103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 16, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

IN ACCORDANCE WITH RULE 201 OF REGULATION S-T THIS SCHEDULE 13G IS BEING FILED IN PAPER PURSUANT TO A TEMPORARY HARDSHIP EXEMPTION.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                               Page 1 of 6 pages

CUSIP No. 89376P103
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      GLEACHER & CO., LLC
      13-4053221
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
      N/A                                                                (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,000,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              -0-
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.7
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BROKER DEALER BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 6 pages

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

Item 1

Item 1(a) Name of Issuer: Transmedia Asia Pacific Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

11 St. James Square, London SW1Y 4LB England

Item 2

2(a) Name of Person Filing: Gleacher & Co. LLC

2(b) Address of Principal Business Office or, if none, Residence:

660 Madison Avenue New York, New York 10021

2(c) Citizenship: US     A Delaware LLC

2(d) Title of Class of Securities: Common

2(e) CUSIP NO: 89376P103

Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

|X| Broker or Dealer registered under Section 15 of the Act.

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Amount Beneficially Owned: 3,000,000

Percent of Class: 12.7

Number of shares as to which such person has: 3,000,000

Sole power to vote or to direct the vote N/A

Shared power to vote or to direct the vote N/A

Sole power to dispose or to direct the disposition of N/A

Shared power to dispose or to direct the disposition of N/A

Instruction - For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

(Per Rule 13d-3(d)(1)(i)(A) Gleacher owns 3,000,000 warrants, exercisable at any time into common shares, pursuant to a warrant agreement dated July 16, 1999.)

Item 5

Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|. N/A

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. N/A

Item 8. Identification and Classification of Members of the Group. N/A

Item 9. Notice of Dissolution of Group. N/A

Item 10. Certifications.

The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.

Signature /s/ John Grocki

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated

August 13, 1999
--------------------------------------------------------------------------------

Signature /s/ John Grocki
--------------------------------------------------------------------------------

Name/Title

John Grocki/Director
--------------------------------------------------------------------------------